UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 4, 2021

Square, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1455 Market Street, Suite 600

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 375-3176

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0000001 par value per share	SQ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2021, the Board of Directors (the “Board”) of Square, Inc. (the “Company”) increased the size of the Board from eleven to twelve directors and elected Shawn Carter to the Board as a Class II director, effective May 6, 2021. Mr. Carter is not expected to serve on any individual Board committees at this time.

Mr. Carter, age 51, known professionally as JAY-Z, is a musician, songwriter, record executive, producer, 22-time Grammy award-winner and entrepreneur. He has served as the co-founder and majority owner of Roc Nation LLC (“Roc Nation”) and founder of Marcy Media LLC, a full-service agency and entertainment company, since 2008 and co-founder and manager of Marcy Venture Partners, L.P., a venture capital and private equity firm, since March 2019. Since March 2015, he has been a founder, shareholder and artist of TIDAL, a global music and entertainment platform that brings artists and fans closer together through unique original content and exclusive events, which is currently majority owned by the Company (“TIDAL”). Since 2014, Mr. Carter has served as the co-founder, manager and board member of Ace of Spades Holdings, LLC, a luxury champagne company, and serves on the board of directors of a number of privately-held companies. Mr. Carter has also served as the Chief Visionary Officer of TPCO Holdings Corp. since November 2020, and previously the Chief Brand Strategist of Caliva, from July 2019 until its acquisition by TPCO Holdings Corp. in November 2020. Since 2003, Mr. Carter has served as the founder of the Shawn Carter Scholarship Foundation, a charitable organization focused on education. He also currently serves on the board of directors of REFORM, a philanthropic organization advocating for criminal justice reform.

Mr. Carter will receive the Company’s standard remuneration for non-employee directors in accordance with the Company’s Outside Director Compensation Policy, as described in the proxy statement relating to the Company’s 2021 annual meeting of stockholders. Mr. Carter has also executed the Company’s standard form of indemnification agreement.

There is no arrangement or understanding between Mr. Carter and any other persons pursuant to which Mr. Carter was selected as a director. The following are transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

TIDAL Transaction Consideration. On April 30, 2021 (the “Closing Date”), the Company completed its previously announced acquisition of a majority stake in TIDAL pursuant to the Share Purchase Agreement (“SPA”), dated March 3, 2021, by and among Vandutch Acquisition Corp., a direct wholly-owned subsidiary of the Company (“Vandutch”), Project Panther, Ltd. (“Project Panther”), certain holders of equity interests in Project Panther listed in an exhibit to the SPA (the “Sellers”) and Mr. Carter, as Sellers’ Representative. Pursuant to the SPA, Vandutch purchased a majority interest in Project Panther in exchange for approximately $302 million, which amount is subject to customary adjustments and includes certain outstanding indebtedness of Project Panther and its subsidiaries, certain transaction expenses, and the aggregate amount of certain indemnification holdbacks established pursuant to the terms of the SPA, paid in shares of the Company’s Class A Common Stock, par value $0.0000001 per share (“Common Stock”) and cash (the “Transaction”). As part of the Transaction, Mr. Carter, directly and indirectly through entities affiliated with him, received approximately $63.4 million in the aggregate (the “S.C. Payment”), and a family member received approximately $450,000, in each case, in the form of cash and Common Stock within five business days of the Closing Date. The cash portion of the S.C. Payment includes repayment of outstanding indebtedness owed by Project Panther and its subsidiaries to such affiliated entities. Mr. Carter, the entities affiliated with him and the family member (collectively, the “Related Parties”) may also be entitled to receive additional amounts from certain indemnification holdbacks in the future in connection with the Transaction. Mr. Carter was also reimbursed $4.5 million in connection with certain insurance expenses related to the Transaction which he previously paid on behalf of Project Panther. Following the Transaction, the Related Parties continue to retain a minority interest in Project Rising, LLC, TIDAL’s new parent company and a direct subsidiary of Vandutch. In connection with the Transaction, the Company retains a call option to acquire this minority interest in the future.

Sublease. The Company has entered into a sublease agreement, dated as of April 30, 2021, with Roc Nation for approximately 15,875 square feet of office space in New York City at an annual base rate of approximately $1.5 million. The sublease commenced on the Closing Date and has a term of one year, with the Company having the option to extend the sublease for two additional six-month terms and the right to terminate the sublease upon thirty (30) days’ prior notice.

Marketing Agreement. The Company has entered into a marketing agreement, effective as of December 14, 2020, with an artist represented by Roc Nation pursuant to which the Company would collaborate with the artist on certain marketing campaigns. The marketing agreement has a term of one year. Roc Nation is paid a commission of approximately $200,000 pursuant to the terms of the marketing agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQUARE, INC.

Date: May 7, 2021	By:	/s/ Sivan Whiteley
Sivan Whiteley General Counsel and Corporate Secretary